CPA

DylanFloyd Accounting & Consulting

EXHIBIT 16.1

November 6, 2019

United States Securities and Exchange Commission
Office of the Chief Accountant
100 F Street, N.E. Washington, D.C. 20549

Ladies and Gentleman:

We have read the statements under Item 4.01 in the Form 8-K dated November 1, 2019 of Venture Vanadium Inc. (the "Company") to be filed with the Securities and Exchange Commission and we agree with such statements therein as related to our trim. We have no basis to agree or disagree with the other statements made by the Company in the Form 8-K.

DylanFloyd Accounting & Consulting
20909 Judah Lane Newhall CA 91321